UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A (RULE 14a-101) INFORMATION REQUIRED IN STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) Filed by the Registrant þ Filed by a Party other than the Registrant o Check the appropriate box: o Preliminary Proxy Statement o Confidential, for Use of the Commission Only o Definitive Proxy Statement (as permitted by Rule 14a-6(e)(2)) þ Definitive Additional Materials o Soliciting Material under § 240.14a-12 Ryder System, Inc. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box): þ No fee required. o Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction: (5) Total fee paid o Fee paid previously with preliminary materials: o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

Robert D. Fatovic Executive Vice President, Chief Legal Officer and Corporate Secretary Dear Ryder Shareholder: Ryder System, Inc. (“Ryder” or the “Company”) is holding its 2023 Annual Meeting of Shareholders on May 5, 2023 (the “Annual Meeting”). By now, you should have received our Notice of the Annual Meeting and Proxy Statement, which are available at: https://www.proxyvote.com. We are writing to ask that you vote in accordance with the recommendations of our Board of Directors on the proposals set forth in the Proxy Statement. Particularly, we request that you vote “FOR” each of our director nominees in Proposal 1, and “AGAINST” the shareholder proposal for a mandatory independent Board Chair in Proposal 6. As highlighted in our Proxy Statement, Ryder demonstrated strong financial performance in 2022. We delivered record adjusted ROE of approximately 29%, up 840 basis points from the prior year; generated $12 billion of total revenue, an increase of 24% from the prior year; and achieved approximately $2.7 billion in comparable EBITDA. At the helm of our success in 2022 was our Board, led by our CEO/Chair, Mr. Robert E. Sanchez, and our Lead Independent Director and Chair of our Governance Committee, Mr. Robert J. Eck. We believe Mr. Sanchez and Mr. Eck have been instrumental in driving long-term shareholder value. In addition, under Mr. Eck’s leadership as Chair of the Governance Committee, the Company has enhanced the depth and breadth of its sustainability reporting. Given the potential impact of Proposals 1 and 6 on the composition of our Board, and therefore the continued success of our business, we urge you to vote in line with our Board’s recommendations for the following reasons: Proposal 1: Election of Director Nominees • The majority of our director nominees are diverse by race, gender and ethnicity. Of the 11 directors being nominated at the Annual Meeting, over 50% are diverse by race, gender and ethnicity, including three racially/ethnically diverse directors. In addition, our Board has maintained 30% gender diversity on an independent director basis since 2012. Our Board values director diversity and our Corporate Governance & Nominating Committee annually evaluates the composition of the Board to ensure it continues to reflect a diversity of viewpoints, professional experience, backgrounds, education and skills. It also requires all slates of potential director candidates to include diverse candidates. • Our director nominees consist of highly-qualified individuals who provide our Board with an appropriate mix of skills, experience, tenure and diversity to ensure effective oversight. As part of our Board’s thoughtful approach to board composition, our Board strives to reflect a myriad of personal and professional backgrounds while balancing the institutional knowledge of tenured directors with the fresh perspectives of new members. Our director nominees include industry leaders, international business executives, financial and accounting experts, and individuals with extensive backgrounds in business development, strategic planning, and brand management, among other things. We believe our director nominees, individually and collectively, have the qualifications, expertise and willingness to significantly contribute to our Board and to create long-term shareholder value. [The following letter supplements information contained in Ryder System’s Definitive Proxy Statement dated March 15, 2023. In connection with Ryder’s Annual Meeting of Shareholders on May 5, 2023, Ryder is communicating the information below to its shareholders commencing on April 19, 2023.]

Ryder System, Inc. April 19, 2023 Page 2 of 3 11690 NW 105 Street, Miami, FL 33178 www.ryder.com • Our Board’s ongoing refreshment and succession planning practices ensures the Board is well suited to promote and support the Company’s strategy. Our Board understands the importance of regular refreshment and proactive succession planning. As a result, the Board annually evaluates the Company’s evolving needs and the Board’s current composition and adds new skills, qualifications and experience to the Board as necessary to ensure the Board remains capable of addressing risks, trends and opportunities that the Company may face in the future. Proposal 6: Shareholder Proposal Regarding Independent Board Chair • The Board’s leadership structure, including its robust Lead Independent Director role, provides strong and effective independent oversight of management. The Board believes that having one individual serve as both the CEO and Chair, complemented by our strong Lead Independent Director, is in the best interests of the Company’s shareholders because it allows consistent communication and coordination throughout the Company and the effective and efficient implementation of corporate strategy. Our Lead Independent Director is appointed by our Board, which is 91% independent, and typically serves for a term of five years. The Lead Independent Director has robust authority and a variety of responsibilities, including calling meetings of independent directors and the full Board; serving as the liaison between the Chair and the independent directors, as well as between the Board and management; developing Board meeting agendas; and overseeing the annual CEO and Board evaluation process, among other responsibilities. The Company’s current leadership structure is a reflection of the Board’s critical assessment of the Company’s current circumstances and governance practices, the significant skills and industry expertise that our CEO brings to the Board, as well as the meaningful oversight provided by the Lead Independent Director. • Our shareholders have already expressed that they do not believe requiring an independent Board Chair is in the best interests of shareholders. In 2019, a substantially identical proposal to this Proposal 6 was rejected by our shareholders, which indicates that our shareholders are broadly supportive of our Board’s position on this issue and its current leadership structure. In addition, by repeatedly approving Mr. Sanchez as a director nominee, with an average approval rate of approximately 95% over the last five years, our shareholders continuously recognize the value in having our CEO serve as Chair. During Mr. Sanchez’s tenure, he has accelerated long-term profitable growth, de-risked and optimized the business model, enhanced returns and free cash flow over the cycle, and made strategic investments across the organization, particularly in our SCS division as well as in product development and technology. As a result, under Mr. Sanchez’s leadership the Company has delivered strong results year over year and has expanded its workforce from 28,000 to over 48,000 employees. • Our corporate governance policies and practices further promote effective and independent Board oversight. In addition to having a robust Lead Independent Director, the Board has adopted various policies and practices to further promote the active, independent oversight of management and to ensure the Board remains accountable to shareholders. For example, our policies require that a substantial majority of the Board and all of the members of the Board’s standing committees be independent, and that our independent directors meet in executive session at each regularly scheduled Board meeting. We have also adopted meaningful shareholder participation rights, including annual election of directors, majority voting, and regular shareholder engagement, as well as shareholder special meeting, written consent and proxy access rights. As a result, the Board believes that this Proposal 6 is unnecessary in light of the Company’s commitment to strong

Ryder System, Inc. April 19, 2023 Page 3 of 3 11690 NW 105 Street, Miami, FL 33178 www.ryder.com independent leadership and meaningful corporate governance and shareholder engagement policies and practices. • Affording the Board discretion to determine optimal board leadership structure is in the best interests of shareholders, and also allows the Board the ability to attract and retain the broadest pool of CEO candidates. The Board believes that the Company and its shareholders are best served by a flexible policy that permits but does not require the same individual to serve as CEO and Chair. The Board examines the Company’s leadership structure annually as part of the Board and Committee evaluation process, the annual CEO evaluation, and in connection with a change in Board and CEO leadership in order to ensure it continues to serve the best interests of the Company and its shareholders. A policy that would restrict the Board’s discretion in selecting the Board Chair would deprive the Board of the opportunity to select the most qualified and appropriate individual to lead the Board as Chair and could artificially constrain the pool of candidates in connection with future CEO succession planning. Your vote is important to us, and our Board believes voting FOR each director nominee in Proposal 1 and AGAINST Proposal 6 is in the best interest of our shareholders. We appreciate and thank you for your continued support of Ryder. Sincerely,